Exhibit 10.15

MINUTE OF VARIATION OF LEASE AND GUARANTEE

among

THE SCOTTISH MINISTERS

and

ALBA BIOSCIENCE LIMITED

and

QUOTIENT BIODIAGNOSTICS GROUP LIMITED(Guarantor)

Subjects:- 21 Ellen’s Glen Road, Edinburgh

CLO File Ref:- XT2/495 JD/NL

FAS 7290 (8290)

© 2011

Central Legal Office

NHS National Services Scotland

Anderson House

Breadalbane Street

Bonnington Road

EDINBURGH, EH6 5JR

DX ED154

MINUTE OF VARIATION OF LEASE AND GUARANTEE

among

The SCOTTISH MINISTERS (“Landlords”)

and

ALBA BIOSCIENCE LIMITED (formerly DALGLEN (No. 1062) LIMITED conform to Change of Name Certificate dated 31 August 2007), incorporated under the Companies Acts (Registered Number SC310584) and having their Registered Office formerly at Dalmore House, 310 St Vincent Street, Glasgow and now at Ellen’s Glen Road, Edinburgh (“Tenants”)

and

QUOTIENT BIODIAGNOSTICS GROUP LIMITED, incorporated in Jersey (Registered Number 103254) and having their Registered Office at PO Box 1075, Elizabeth House, 9 Castle Street, St Helier, Jersey (“Guarantors”)

WHEREAS:-

(A)	The Landlords are the landlords under the Lease;

(B)	The Tenants are the tenants under the Lease;

(C)	The Landlords and Tenants have agreed to vary the terms of the Lease and to record the said variations of the terms of the Lease;

(D)	The Guarantors have agreed to guarantee the obligations of the Tenants under the Lease as varied by these presents;

NOW THEREFORE it is hereby CONTRACTED and AGREED by the Parties as follows:-

1.	Definitions

1.1	In this Minute of Variation of Lease and Guarantee:-

“Date of Variation” means the last date of execution hereof;

“Lease” means the lease between the Scottish Ministers and Dalglen (No.1062) Limited dated 26 and 31 both July Two thousand and Seven and registered in the Books of Council and Session on 8 October Two thousand and Seven;

“Guarantee” means the provisions of Clause 3 hereof;

“Guaranteed Obligations” means the obligations of the Tenants under the Lease as amended by these presents referred to in Clauses 3.1 and 3.2 hereof;

“Parties” means the Landlords and the Tenants and the Guarantors;

“Property” means ALL and WHOLE the building at 21 Ellen’s Glen Road, Edinburgh being the subjects more particularly described in the Lease;

“Relevant Event” means any of the following events or circumstances:

(i)	The Tenants going into liquidation and the liquidator refusing to adopt or otherwise disclaiming the Lease;

(ii)	The Tenants having a receiver or administrator appointed;

(iii)	The Tenants being dissolved, struck off or otherwise ceasing to exist;

(iv)	The Landlords serving notice on the Tenants that an event has occurred which entitles the Landlords to irritate the Lease; or

(v)	The Lease being terminated by reason of irritancy.

1.2	Unless the context otherwise requires words expressions which are defined in the Lease will bear the same meanings for the purposes of this Minute of Variation of Lease.

2.	Variation

With effect from the Date of Variation:-

2.1	The definition of “the Date of Entry” in terms of Clause 1.1 of the Lease shall be delete and replaced with “31 August 2007”.

2.2	The definition of “the Duration” in terms of Clause 1.1 of the Lease shall be delete and replaced with “the period of 7 years from (and including) the Date of Entry until (and including) 30 August 2014 subject to Clause 2.2”.

2.3	At the definition of “the Option Dates” in terms of Clause 1.1 of the Lease the numerals and letters “4th” shall be deleted and there will be added after the word “Entry” the following words and numbers “and 1 September 2013”.

2.4	The definition of “the Quarter Days” in terms of Clause 1.1 shall be delete and replaced with “1st January, 1st April, 1st July and 1st October in each year and the expressions “Quarter Day” and “the relevant Quarter Day” shall be construed accordingly”.

2.5	There shall be paid by the Tenants to the Landlords within 7 days of the Date of Variation a proportionate payment of the rent due in terms of the Lease for the period from the Date of Variation until the Quarter Day following (as herein varied).

2.6	At Clause 2.2 of the Lease the number “6” where it occurs on the second line thereof shall be deleted and replaced with the number “12”.

3.	Guarantee

3.1	Guarantee Obligations

The Guarantors irrevocably and unconditionally guarantee to the Landlords:

3.1.1	full and punctual payment by the Tenants of all rent and other sums which are now or may at any time be or become due by the Tenants to the Landlords under the Lease; and

3.1.2	full and punctual performance by the Tenants of the whole other obligations which are now or may at any time hereafter be or become due or prestable by or against the Tenants under the Lease.

3.2	If the Tenants fail to pay or perform any of the Guaranteed Obligations as and when they fall due the Guarantors will on demand by the Landlords make payment or effect performance of the Guaranteed Obligations in question and will pay in addition:

3.2.1	all liabilities, losses, costs, damages and expenses incurred by the Landlords by reason of or in connection with any failure by the Tenants to make payment or to effect performance of the Guaranteed Obligations in question together with interest at the Specified Rate; and

3.2.2	all costs and expenses properly and reasonably incurred by the Landlords in connection with the enforcement of this Guarantee together with interest at the Specified Rate.

3.3	Primary Obligation

The obligations of the Guarantors under this Guarantee will be independent primary obligations and not merely those of guarantor or cautioner and if any of the Guaranteed Obligations are not, or cease to be valid and enforceable for any reason whatever (whether or not known to the Landlords) or for any reason are not recoverable from or capable of performance by the Guarantors under Clauses 3.1 and 3.2 hereof the Guarantors will still be liable to the Landlords in respect of such Guaranteed Obligations as if they were fully valid and enforceable and/or recoverable or capable of performance and the Guarantors were principal debtor in place of the Tenants.

3.4	Indemnity

3.4.1	The Guarantors undertake to indemnify the Landlords on demand against all liabilities, losses, costs, damages and expenses which the Landlords may incur by reason of or in connection with any failure by the Tenants to make payment of or perform any of the Guaranteed Obligations as and when they fall due or as a result of any of the Guaranteed Obligations being or becoming void or unenforceable for any reason or the Guaranteed Obligations for any reason not being recoverable or capable of performance under Clauses 3.1 and 3.2 hereof together with interest at the Specified Rate.

3.4.2	The Guarantors undertake to indemnify the Landlords on demand against all liabilities, losses, costs, damages and expenses which the Landlords may incur by reason of or in connection with the Tenants proposing or entering into any company voluntary arrangement, scheme of arrangement or other scheme having or purporting to have the effect of impairing, compromising or releasing any or all of the obligations of the Guarantors contained in this Guarantee, together with interest at the Specified Rate.

3.5	Guarantors to take new lease

Without prejudice to any other provision of this Guarantee if a Relevant Event occurs, the Landlords shall be entitled to serve notice on the Guarantors within six months after the Relevant Event requiring the Guarantors to accept, as required by the Landlords, either:-

3.5.1	a new lease of the Property for a period equal to the residue of the term of the Lease which would have remained if the Relevant Event had not occurred, at the same rent and on the same terms as the Lease commencing on the date of the Relevant Event, except that any works carried out by or on behalf of the Tenants (or their predecessors as tenants under the Lease) shall be treated by reference to the Date of Entry and not the date of the Relevant Event; or

3.5.2	an assignation to them of the Tenants’ interest under the Lease, effective from the date of the Relevant Event.

3.6	Duration of Guarantee

This Guarantee will remain in force so long as any liability (including any future or contingent liability):

3.6.1	on the part of the Tenants under the Lease (including during any period of tacit relocation or continuation of the term of the Lease by virtue of any statutory provision), or

3.6.2	on the part of the Guarantors under this Guarantee

remains unfulfilled unless discharged by the Landlords in accordance with Clause 3.8 hereof.

3.7	No Exclusions

This Guarantee will not be discharged or prejudiced by:-

3.7.1	the Landlords holding, acquiring, failing to perfect, releasing or giving up any obligation, security or remedy (present or future) for the obligations of the Tenants under the Lease or any neglect, delay or forbearance on the part of the Landlords in enforcing such obligation, security or remedy;

3.7.2	the Landlords giving time or any other indulgence to the Tenants;

3.7.3	any variation, whether formal or informal, of the terms of the Lease;

3.7.4	the Landlords irritating the Lease;

3.7.5	any other act, omission or event whereby (but for this Clause) the Guarantors would be discharged in whole or in part from this Guarantee in each case with or without intimation to or the agreement of the Guarantors.

3.8	Restriction of Guarantee

If the Tenants assign their interest under the Lease in accordance with the terms of the Lease, or the Landlords accept a renunciation of the tenants’ interest under the Lease, the Landlords will at the request and cost of the Guarantors grant a valid discharge of this Guarantee as at the date of valid intimation of such assignation or the effective date of such renunciation (as the case may be) provided that there are no outstanding claims under the Guarantee, or if there are any such claims, upon such claims being satisfied in full.

3.9	Assignation

3.9.1	The Landlords have the right to assign this Guarantee to their successors as landlords under the Lease without the consent of the Guarantors.

3.9.2	The Guarantors do not have the right to assign or transfer their rights or obligations under this Guarantee.

3.10	Postponement of Claims by Guarantors

3.10.1	Until the Guaranteed Obligations have been fully and unconditionally paid or discharged, the Guarantors shall not be entitled to share any security held or money received by the Landlords on account of the Guaranteed Obligations.

3.10.2	Until the Guaranteed Obligations have been fully and unconditionally paid and discharged, the Guarantors waive their rights of subrogation, reimbursement and indemnity against the Tenants and any other person and any other right they may have to stand in the place of the Landlords in respect of any security from or money payable by the Tenants or any other person.

3.10.3	Until the Guaranteed Obligations have been fully and unconditionally paid and discharged, the Guarantors shall have no recourse, nor be entitled to pursue any right or remedy, against the Tenants arising from the performance of any of the Guarantors’ obligations under this Guarantee.

3.10.4	In the event of the liquidation, administration or other insolvency or dissolution of the Tenants the Guaranteed Obligations shall be deemed to continue to be due and outstanding until fully and unconditionally paid and discharged. The Landlords will be entitled to claim in the liquidation, administration or other insolvency of the Tenants for the full amount of the Guaranteed Obligations and to retain the whole of the dividends from such claim to the exclusion of any rights of the Guarantors as guarantor in competition with the Landlords until the Landlords’ claim is satisfied in full.

3.11	Exclusion of Set Off

All payments due by the Guarantors under this Guarantee will be made without any retention, deduction or set-off or counterclaim and free from any deduction or withholding for or on account of any taxes or other charges in the nature of taxes imposed by any competent authority. If any such deduction or withholding shall be required by law the Guarantors will pay the Landlords such additional amount as may be necessary to ensure that the Landlords receive the full amount of the relevant payment as if such deduction or withholding had not been made.

3.12	Certificate

A certificate signed by any authorised signatory on behalf of the Landlords will, save in the case of manifest error, conclusively constitute the amount of the Guaranteed Obligations at the relevant time for the purposes of Clause 3.1.1 and all other purposes of this Guarantee.

3.13	Costs

3.13.1	The Guarantors will pay to the Landlords within five Working Days after written demand the legal fees and expenses reasonably and properly incurred by the Landlords in connection with the preparation and completion of any new lease or assignation entered into in terms of, or pursuant to, Clause 3.5 hereof including the registration dues on such new lease or assignation and of obtaining three extracts (one of which will be delivered to the Guarantors’ solicitors), together with all Value Added Tax on any of the costs and expenses set out above.

3.13.2	If the amounts demanded under Clause 3.13.1 are not paid within 14 days of demand the Guarantors will pay interest on such amounts at the Specified Rate.

3.13.3	The Guarantors will be responsible for any Stamp Duty Land Tax chargeable on any such new lease or assignation.

3.14	Notices

Any notice, demand, request or certificate required by this Guarantee will be made in accordance with Clause 16 of the Lease and in the case of the Guarantors shall be deemed to be sufficiently given if sent by recorded delivery post addressed to the Guarantors at their Registered or Head Office or at such other address as the Guarantors may have notified in writing to the Landlords.

4.	Costs

4.1	The Tenants will pay within five working days after written demand the costs and expenses reasonably and properly incurred by the Landlords in connection with the preparation and completion of this Minute of Variation of Lease and Guarantee.

4.2	The Tenants will be responsible for any Stamp Duty Land Tax chargeable by reason of these presents.

4.3	The Tenants will pay within five working days after written demand the costs of registering this Minute of Variation of Lease in the Books of Council and Session and obtaining three Extracts two for the Landlords and one for the Tenants.

5.	Lease

Except as otherwise provided for in this Minute of Variation of Lease and Guarantee, the Landlords and Tenants confirm that the whole provisions of the Lease shall remain in full force and effect and the Parties confirm the whole clauses and content of the Lease as herein amended.

6.	Consent to Registration

The Parties consent to registration of this Minute of Variation of Lease and Guarantee for preservation and execution: IN WITNESS WHEREOF these presents typewritten on this and the six preceding pages are subscribed as follows: they are subscribed for and on behalf of Alba Bioscience Limited and Quotient Biodiagnostics Group Limited by Desmond Joseph Paul Edward Cowan, a Director of both Alba Bioscience Limited and Quotient Biodiagnostics Group Limited at Edinburgh on Twenty first September Two thousand and eleven before this witness John Allan, care of Alba Bioscience Limited, Ellen’s Glen Road, Edinburgh; and they are subscribed for and on behalf of the Scottish Ministers by Simon Leo Belfer, Director of Finance of the Common Services Agency, and as such an official authorised to sign on behalf of the Scottish Ministers, at Edinburgh on Third October Two thousand and eleven before this witness, Lianne Emily Scott, of 1 South Gyle Crescent, Edinburgh.